Exhibit 99.(g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT (this "Agreement") is made as of March 31, 2025, by and between Coatue Innovation Fund, a Delaware statutory trust (the "Fund") and Coatue Management, L.L.C., a Delaware limited liability company (the "Adviser").

WHEREAS, the Fund is engaged in business as a closed-end, non-diversified management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has the power to provide management and investment advisory services and is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

WHEREAS, the Fund desires to retain the Adviser to provide management services and act as its investment adviser pursuant to this Agreement;

WHEREAS, the Adviser desires to be retained to provide such services and act as investment adviser to the Fund pursuant to this Agreement; and

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.              Appointment; Duties of the Adviser

(a)            The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to furnish, or arrange for its affiliates to furnish, the management and investment advisory services described below, for the period and upon the terms herein set forth,

(i)            in accordance with the investment objectives, policies and restrictions that are determined by the Board of Trustees of the Fund (the "Board," and each member of the Board, a "Trustee") from time to time and disclosed to the Adviser, which objectives, policies and restrictions shall initially be those set forth in the Fund's Registration Statement on Form N-2, as declared effective by the Securities and Exchange Commission (the "SEC"), as it may be periodically amended or supplemented (the "Registration Statement");

(ii)           in accordance with the 1940 Act; and

(iii)          during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund's agreement and declaration of trust and bylaws, as amended, supplemented or restated from time to time.

(b)            Administration Services.  The Adviser shall perform, or arrange for its affiliates to perform, the management services necessary for the operation of the Fund, including providing the Fund necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Fund, shall conduct relations with custodians, depositories, transfer agents, pricing agents, investor support service providers, investor relations providers, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in connection with its duties hereunder.

(c)            Investment Advisory Services.  Subject to the supervision, direction and approval of the Board, the Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund's assets.  The Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund; (ii) make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto); (iii) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund; (iv) arrange for the pricing of Fund securities, loans or other financial instruments; (v) open, maintain and close accounts, including margin and custodial accounts, with brokers and dealers and other counterparties; (vi) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Adviser's management of the assets of the Fund (in such respect, the Adviser will act as the Fund's agent and attorney-in-fact); (vii) employ professional portfolio managers and securities analysts who provide research services to the Fund; (viii) engage certain third party professionals, consultants, experts or specialists in connection with the Adviser's management of the assets of the Fund (in such respect, the Adviser will act as the Fund's agent and attorney-in-fact); (ix) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes; (x) to the extent not provided by the Fund's distributor or transfer agent, respond to inquiries from shareholders concerning their investment in shares of beneficial interest of the Fund (the "Shares"), including providing explanations of Fund reports and information about shareholder positions in the Fund; (xi) to the extent not provided by the Fund's distributor or transfer agent, respond to inquiries from potential shareholders concerning the Fund; and (xii) take such further action, including the voting of securities on behalf of the Fund, as the Adviser shall deem necessary or appropriate. The Adviser will in general take such action as is appropriate to effectively manage the Fund's investment practices.  In addition:

(i)            The Adviser will maintain and preserve the records specified in Section 10 of this Agreement and any other records related to the Fund's transactions as are required under any applicable state or federal securities law or regulation, including the 1940 Act, the Securities Exchange Act of 1934, as amended, and the Advisers Act.

(ii)           The Adviser will comply with procedures of the Fund ("Fund Procedures") provided to the Adviser by the Fund. The Adviser will notify the Fund as soon as reasonably practicable upon detection of any material breach of such Fund Procedures.

(iii)          The Adviser will maintain a written code of ethics (the "Code of Ethics"), a copy of which will be provided to the Fund, and will adhere to such Code of Ethics in performing its services under this Agreement.

(iv)          The Adviser, as directed by the Board, will manage the investment and reinvestment of the assets of the Fund in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, subject to the best interests of the Fund.

(d)            The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(e)            Provided that the Adviser shall not be entitled to any compensation for services other than as provided by the terms of this Agreement or such other agreements as may be entered into from time to time between the Fund and the Adviser, the Adviser is authorized: (i) to obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management and advisory services; and (ii) to the extent authorized by the Board and permitted in accordance with the 1940 Act, to enter into investment sub-advisory agreements with any affiliated registered investment adviser under the Advisers Act, delegating any or all of the investment advisory services required to be provided by the Adviser under Section 1(a) hereof, subject to the supervision of the Adviser.

2.             Adviser's Duties Regarding Fund Transactions

(a)            Placement of Orders. The Adviser will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Fund's agent to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash for the Fund's account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution, subject to provisions (b) and (c) of this Section 2.

(b)            Selection of Brokers and Dealers. In the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: (i) the execution capability and performance of the broker; (ii) the financial strength, integrity, and stability of the broker or counterparty; (iii) the value, quality, comprehensiveness, timeliness, and frequency of available research, corporate access, analyst access and market information provided by the broker; (iv) operational capability and overall responsiveness; (v) technology; (vi) reputation and confidentiality considerations; and (vii) other reasonable criteria determined by the Adviser, including the size of the transaction and the difficulty of execution. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser's overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Adviser may advise. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. To the extent permitted by applicable law, the Adviser may selected affiliated brokers and dealers to execute portfolio transactions.

(c)            Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security, loan or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates ("Coatue-advised funds"), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities, loans or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other Coatue-advised funds to the extent permitted by the 1940 Act. In certain circumstances in connection with the investment mandate of a Coatue-advised fund, the Adviser evaluates the holdings of each Coatue-advised fund's portfolio independent of a review of the portfolios of the other Coatue-advised funds, which will lead to similar investment decisions being made at different times for one or more Coatue-advised funds and accordingly, purchases and sales are not aggregated in those instances. With respect to instances where decisions are made at different times for certain Coatue-advised funds, those Coatue-advised funds will often invest at different prices and it may not be possible to aggregate trades that are made at different times of the day depending on when the trade order is placed to the extent permitted under the 1940 Act. When an order is aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account all relevant facts and circumstances, including (without limitation): (i) a Coatue-advised fund's investment strategy and objective; (ii) a Coatue-advised fund's sector concentration and portfolio diversification; (iii) a Coatue-advised fund's general portfolio construction; (iv) the amount of capital available for investment (including in relation to a particular type of investment); (v) the investment objectives, guidelines or restrictions of a Coatue-advised fund; (vi) a Coatue-advised fund's liquidity, liquidity profile and reserves (including, but not limited to available capital, the timing of capital inflows and outflow and anticipated capital commitments and subscriptions); (vii) the current composition of a Coatue-advised fund; (viii) the need to ramp-up or rebalance a portfolio; (ix) the suitability as a follow on investment for a Coatue-advised fund; (x) the characteristics of the security or other financial instrument involved, including the liquidity, structure and return profile of the security or other financial instrument and the markets in which the security or other financial instrument may trade in the future; (xi)  the availability of other suitable investments for a Coatue-advised fund (including the applicable investing stage of the fund);; (xii) investment target size and target returns for a Coatue-advised fund; (xiii) any risk management considerations; (xiv) any legal, contractual or regulatory constraints or requirements; (xv) the need to avoid a de minimis allocation to one or more Coatue-advised funds; (xvi) the need for cash to satisfy redemption requests or other obligations (including tender offer withdrawals, as applicable); (xvii) any tax considerations; (xviii) the need to bring a Coatue-advised fund into compliance with its investment guidelines or restrictions; and (xix) any other reasonable considerations deemed relevant by the Adviser. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

3.             Compensation

(a)            In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser an advisory fee (the "Advisory Fee"). The Advisory Fee shall be calculated, accrued and paid monthly in arrears on the last business day of each calendar month and shall be equal to an annualized rate of 1.25% of the Fund's net asset value. The Advisory Fee shall be payable by the Fund before giving effect to any accruals for the Advisory Fee, the Incentive Fee (as defined below), if any, payable to the Adviser, the Distribution and Servicing Fee (as defined in the Registration Statement), any purchases or repurchases of Shares or any distributions by the Fund.

(b)            The Adviser shall be entitled to an incentive fee (the "Incentive Fee") equal to 12.5% of the Fund's Total Return, subject to a 5% annual Hurdle Amount and a High Water Mark with a 100% Catch-Up (each as defined below). The Incentive Fee will be measured on a calendar year basis, be paid annually and accrue monthly. Specifically, the Adviser shall be entitled to an Incentive Fee in an amount equal to:

(i)            First, if the Fund's Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, "Excess Profits"), 100% of such Excess Profits until the total amount of the Incentive Fee payable to the Adviser equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount payable to the Adviser pursuant to this clause (the "Catch-Up"); and

(ii)           Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

"Total Return" for any period since the end of the prior calendar-year end shall equal the sum of (i) all distributions accrued or paid (without duplication) on Shares outstanding at the end of such period since the beginning of the then-current calendar year plus (ii) the change in aggregate net asset value of such Shares since the beginning of the then-current calendar year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Shares, (y) any accrual of the Incentive Fee and (z) applicable Distribution and Servicing Fee expenses minus (iii) all other Fund expenses (to the extent not already reflected in clause (ii)) but excluding applicable expenses for Distribution and Servicing Fees. For the avoidance of doubt, the calculation of Total Return will (i) include any realized or unrealized appreciation or depreciation in the net asset value of Shares issued during the then-current calendar year, (ii) treat taxes withheld by the Fund on distributions to shareholders as part of the distributions accrued or paid on Shares and (iii) exclude the proceeds from the initial issuance of such Shares.

"Hurdle Amount" for any period during the then-current calendar year means that amount that results in a 5% annualized return on the net asset value of the Shares outstanding at the beginning of the then-current calendar year and all Shares issued since the beginning of the then-current calendar year calculated in accordance with recognized industry practices and taking into account: (i) the timing and amount of all distributions accrued or paid (without duplication) on all such Shares minus all Fund expenses but excluding applicable expenses for Distribution and Servicing Fees; and (ii) all issuances of Shares over the period.

The net asset value of Shares used in determining the Hurdle Amount will be calculated before giving effect to any accrual of the Incentive Fee and applicable expenses for Distribution and Servicing Fees. For the avoidance of doubt, the calculation of the Hurdle Amount for any period will exclude: any Shares repurchased during such period, which Shares will be subject to the Incentive Fee upon repurchase. Except as described in "Loss Carryforward Amount" below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.

"Loss Carryforward Amount" shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return; provided, that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Shares redeemed during the then-current calendar year, which Shares will be subject to the Incentive Fee upon repurchase. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Incentive Fee. This is referred to as a "High Water Mark."

Promptly following the end of each calendar year, the Adviser will be entitled to an Incentive Fee above calculated in respect of the portion of the year to date, less any Incentive Fee received with respect to prior periods within that year. The Incentive Fee that the Adviser is entitled to receive at the end of each calendar year will be reduced by the cumulative amount of Incentive Fees paid during that year.

The Adviser will not be obligated to return any portion of the Incentive Fee paid by the Fund due to the subsequent performance of the Fund.

(c)            The Advisory Fee and Incentive Fee, if any, for the period from the effective date of this Agreement to the end of the relevant measurement period during which such effective date occurs will be prorated according to the proportion that such period bears to the full monthly or annual period. Upon any termination of this Agreement before the end of a month, the Advisory Fee and Incentive Fee, if any, for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement.

(d)            For the purpose of determining fees payable to the Adviser under this Section 3, the value of the Fund's assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. Furthermore, fees payable to the Adviser under this Section 3 will be earned and attributed to each class of the Fund's Shares based on the net asset value and net profits of the Fund attributable to each such class of Shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

4.             Expenses

(a)            The Adviser. The services of all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund.

(b)            The Fund. The Fund will bear all other costs, fees and expenses of its operations and transactions, including those relating to:

(i)            corporate, organizational and offering costs relating to offerings of the Fund's Shares;

(ii)           the cost of calculating the net asset value of Shares, including the cost of any third-party pricing or valuation services;

(iii)          the cost of effecting sales and repurchases of Shares and other securities;

(iv)          the Advisory Fee and Incentive Fee;

(v)           the Distribution and Servicing Fee;

(vi)          investment related expenses (e.g., expenses that, in the Adviser's discretion, are related to the investment of the Fund's assets, whether or not such investments are consummated), including, as applicable, brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, dividends on securities sold but not yet purchased and margin fees;

(vii)         legal (including those expenses associated with preparing the Fund's public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund), accounting (including external accounting and valuation expenses), auditing and other professional expenses;

(viii)        tax preparation and other tax related expenses, including preparation costs of financial statements, tax returns and other reports, and any taxes, fees and other governmental charges levied against the Fund and all expenses incurred in connection with any tax audit, investigation settlement or review of the Fund;

(ix)           expenses related to the negotiation of prime brokerage contracts and other counterparty agreements;

(x)            administrator and other service provider fees and expenses;

(xi)           insurance expenses (including trustees' insurance and director's and officers' insurance, errors and omissions insurance, fidelity insurance and other similar policies);

(xii)          expenses associated with certain reporting to shareholders;

(xiii)         expenses of regulatory filings and reporting to the extent they are in connection with, relate to or derive from the Fund or its investment activities;

(xvi)        fees paid to third-party proxy services advisory firms;

(xv)         expenses incurred in connection with investments and prospective investments (including, without limitation, the evaluation, acquisition and/or disposition of such prospective or actual investments) whether or not consummated, including, without limitation, research products and services (including, without limitation, expert consultants and third-party consultants/advisors), any associated legal, financing, commitment, transaction or other fees and expenses payable to attorneys, accountants, investment bankers, lenders, third-party diligence software and service providers, consultants, third-party advisors, experts and similar professionals in connection therewith, finder’s, placement, management, incentive, consulting and other fees paid to third parties unaffiliated with the Adviser (including without limitation, investment advisers, consulting firms, and independent advisers and consultants) involved in performing services as a director or consultant, sourcing, investigating, evaluating and monitoring investment opportunities related to the acquisition, disposition, holding, monitoring and/or management of Fund assets;

(xvi)        expenses related to internally generated data analytics, which may include proprietary software and research, research travel-related costs and expenses, retainers to third party consultants/advisors, research reports and consultations, statistical data, market data and portfolio management services and software (for example, data feeds for research, trading-related software and, valuation or portfolio tracking software, licenses, Bloomberg expenses related to investments, and third-party electronic data storage and processing related to research, including systems used to access, analyze and visualize data);

(xvii)       fees, costs and expenses related to acquiring, processing, storing and providing data or data analysis, research or other value add services to portfolio companies, including any fees, costs and expenses attributable to recruiting and/or retaining any consultants engaged by the Adviser to provide advice, guidance or services to or for one or more portfolio companies and/or the Fund;

(xviii)      custodial and banking fees, registrar and transfer agent fees, bank service fees;

(xix)         reasonable expenses related to the purchase, sale or transmittal of the Fund's assets, including without limitation certain aspects of the order management system;

(xx)          fees, costs and expenses incurred in connection with indemnification (including any fees, costs and expenses incurred in connection with indemnifying any indemnified person and advancing fees, costs and expenses incurred by any indemnified person in defense or settlement of any claim that may be subject to a right of indemnification, and expenses in connection with borrowing) subject to the limitations of the 1940 Act and the Fund's organizational documents;

(xxi)         fees, costs and expenses incurred in connection with actual, threatened or otherwise anticipated litigation, inquiry, investigation, mediation, arbitration or other dispute resolution process, including any judgment, other award or settlement entered into in connection therewith relating to the Fund;

(xxii)        fees, costs and expenses incurred in connection with any shareholder meetings and any other conference or meeting with any shareholder;

(xxiii)       fees, costs and expenses incurred in connection with any meetings or events associated with or in support of portfolio companies of the Fund and industry-related events;

(xxiv)       unreimbursed costs and expenses incurred in connection with any transfer or proposed transfer;

(xxv)        fees, costs and expenses in connection with any advisors or research providers;

(xxvi)       any fee, cost, expense, liability or obligation relating to any vehicle established in connection with a particular investment (including any aggregator or holding vehicles) or its activities, business, portfolio companies or actual or potential investments that would be an expense of the Fund if it were incurred in connection with the Fund;

(xxvii)      support services to portfolio companies or prospective portfolio companies, including but not limited to services provided in connection with a "win motion", consulting or advisory services provided by third party consultants or advisors retained by the Adviser that may also provide separate and independent services to portfolio companies for their sole benefit (e.g., go to market and strategy planning);

(xxviiii)   expenses incurred in connection with the Fund's liquidation, winding up and termination;

(xxvix)     fees and expenses associated with marketing efforts;

(xxx)        federal and any state registration or notification fees (including any fees paid to third-party service providers related to making such filings);

(xxxi)       fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser;

(xxxii)      the costs of preparing, printing and mailing reports and other communications, including tender offer correspondence or similar materials, to shareholders;

(xxxiiii)    direct costs such as printing, mailing, long distance telephone and staff;

(xxxiv)     overhead costs, including rent, office supplies, utilities and capital equipment;

(xxxv)      external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund's tax information);

(xxvi)       any costs and expenses associated with or related to due diligence performed with respect to the Fund's offering of its Shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers;

(xxxvii)    costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002;

(xxxviii)   all transaction and investment-related costs and fees, including, without limitation, costs and fees associated with commissions, finder and related fees, indebtedness of, or guarantees made by the Fund (including any credit facility, letter of credit or similar credit support), including interest with respect thereto, or costs and fees in connection with seeking to put in place any such indebtedness or guarantee, financing, registration expenses, commitment, origination and similar fees and expenses, interest on margin accounts and other indebtedness; and

(xxxix)      all other expenses incurred by the Fund in connection with administering the Fund's business (including the reimbursements contemplated by the last paragraph of this Section 4).

Notwithstanding Section 4(a) herein, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services to the Fund at the request of the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for services to be performed by third parties.

5.             Information and Reports

(a)            The Adviser will keep the Board informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Board and the officers of the Fund with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

(b)            The Adviser also will provide the Fund with any information reasonably requested regarding its management of the Fund required for any shareholder report, Registration Statement, or prospectus supplement to be filed by the Fund with the SEC. The Adviser will promptly inform the Fund if any information in the Registration Statement, as amended from time to time, is (or will become) inaccurate or incomplete.

(c)            The Fund will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

6.             Services to Other Companies or Accounts

The Fund understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, funds and other investment vehicles, and as an investment manager or adviser to other investment companies, or private funds or accounts that have the same, similar or different investment objectives and strategies as the Fund, including any offshore entities (including any Coatue-advised funds). The Adviser (and its affiliates, officers, employees, partners, shareholders, equityholders, members, managers or members, collectively, the "Coatue Group") also may conduct investment activities for their own accounts. Certain entities or accounts have investment objectives or may implement investment strategies similar to, or overlapping with, those of the Fund, and certain other entities or accounts have investment objectives and strategies that are dissimilar to the Fund. Any future other entities or accounts also may be similar or dissimilar to the Fund. As a result, the Adviser expects to give advice and recommend securities to, purchase and sell securities for, and take action with respect to one or more other entities or accounts that will differ and may conflict with advice or recommendations given to, securities purchased and sold for, or action taken with respect to the Fund, even in cases where the investment objectives may be the same or similar. Even if an other entity or account has investment objectives, programs or strategies that are similar to those of the Fund, the Adviser may give advice or take action with respect to the investments held by, and transactions of, the other entities or accounts that differs from the advice given or the timing or nature of any action taken with respect to the investments held by, and transactions of, the Fund. As a result of the foregoing, the Adviser (and the members of the Coatue Group) may have conflicts of interest in allocating their time and activity between the Fund and other entities or accounts, in allocating investments among the Fund and other entities or accounts and in effecting transactions for the Fund and other entities or accounts, including ones in which the Adviser (and members of the Coatue Group) may have a greater financial interest. The Adviser will devote so much of its time and effort to the affairs of the Fund as may, in its judgment, be necessary to accomplish the purposes of the Fund. The Adviser (or members of the Coatue Group) may conduct any other business including any business within the securities industry whether or not such business is in competition with the Fund. Without limiting the generality of the foregoing, the members of the Coatue Group may act as investment adviser or investment manager for others, may manage funds or capital for others, may have, make and maintain investments in its own name or through other entities or accounts and may serve as an officer, director, consultant, partner or equityholder of or perform certain limited services for of one or more investment funds, partnerships, securities firms or advisory firms. The Adviser and the Fund understand that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise. If any person who is a member, manager, partner, officer or employee of the Adviser is or becomes a Trustee, officer and/or employee of the Fund and acts as such in any business of the Fund, then such member, manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

7.             Standard of Care

The Adviser will exercise its reasonable judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 7, the term "Adviser" shall include any affiliates of the Adviser performing services for the Fund contemplated hereby, and managing members, members, equityholders, managers, officers and employees of the Adviser and of such affiliates. The Adviser assumes no responsibility under this Agreement other than to render the services agreed to hereunder.

8.             Indemnification

Subject to Section 7 hereof, the Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the "Indemnified Parties"), shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, for which the Adviser may seek coverage for under available insurance programs. The Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser's duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party's duties or by reason of the reckless disregard of the Adviser's duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

9.             Term of Agreement; Termination of Agreement; Amendment of Agreement

(a)            This Agreement, unless terminated in accordance with its terms, will remain in effect for two years from March 24, 2025 and will renew for successive annual periods thereafter if approved at least annually by the Board or by the affirmative vote of the holders of a majority of the outstanding Shares of the Fund, including, in either case, a majority vote of those Trustees of the Fund who are not parties to this Agreement or "interested persons" of any party to this Agreement cast in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

(b)            This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days' written notice to the Adviser, and (ii) by the Adviser upon sixty (60) days' written notice to the Fund. This Agreement also will terminate automatically in the event of its assignment by the Adviser. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 or reimbursable under Section 4 through the date of termination or expiration and Section 8 shall continue in full force and effect and apply to the Adviser and the Indemnified Parties as and to the extent applicable.

(c)            This Agreement may be amended by written agreement executed by all the parties hereto only if the amendment is specifically approved by: (i) a majority vote of those Trustees of the Fund who are not parties to this Agreement or "interested persons" of any party to this Agreement cast in a manner consistent with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund.

10.          Records

(a)            Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Fund, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Adviser's responsibilities under this Agreement (the "Fund's Books and Records").

(b)            Ownership of Records. The Adviser agrees that the Fund's Books and Records are the Fund's property and further agrees to surrender them promptly to the Fund upon the request of the Fund; provided, however, that the Adviser may retain copies of the Fund's Books and Records at its own cost. The Fund's Books and Records will be made available, within two (2) business days of a reasonable written request, to the Fund's accountants or auditors during regular business hours at the Adviser's offices. The Fund or its authorized representatives will have the right to copy any records in the Adviser's possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund's Books and Records will be returned to the Fund.

11.          Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the 1940 Act, if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.          No Waiver

The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

13.          Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

14.          Headings

The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.          Definitions

The terms "assignment" and "interested person," when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term "majority of the outstanding shares" means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of the outstanding shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

16.          Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

17.          Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18.          Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of each party hereto, each Indemnified Party and their respective successors and permitted assigns. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, any shareholders of the Fund or their affiliates, any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

COATUE INNOVATION FUND

By:	/s/ Philippe Laffont
Name: Philippe Laffont
Title: Authorized Signatory

COATUE MANAGEMENT, L.L.C.

By:	/s/ Philippe Laffont
Name: Philippe Laffont
Title: Authorized Signatory